**Genesis Unicorn Capital Corp.**

**Consent to be Named as a Director Nominee**

In connection with the filing by Genesis Unicorn Capital Corp. of the Registration Statement on Form S-1 with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Genesis Unicorn Capital Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 14, 2021.

Hugh Aiken

______________________________

Hugh Aiken

{N0321859 }